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Exhibit 23.3

                 Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8, No. 33-83112 filed on August 22, 1994 and Form S-8 related to the registration of 25,000 shares of Independent Bankshares, Inc. common stock pertaining to the Independent Bankshares, Inc. Employee Stock Option/401(k) Plan of our report dated January 31, 1994, with respect to the 1993 consolidated financial statements of Independent Bankshares, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.

/s/ Ernst & Young LLP

Ernst & Young LLP

Fort Worth, Texas
June 28, 1996